January 9, 2015

New Media Insight Group, Inc.
28202 N. 58th Street
Cave Creek, Arizona 85311

Dear Sirs:

Re: Common Stock of New Media Insight Group, Inc., Registered on Form S-1, filed on January 9, 2015

            We have acted as counsel to New Media Insight Group, Inc. (the “Company”), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on January 9, 2015, of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of up to 3,688,066 shares of common stock for sale by the Company (the “Registered Shares”).

            In connection with rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the proceedings of the Board of Directors of the Company relating to the proposed issuance of the Shares; and (e) such statutes, records and other documents and matters as we have deemed necessary.

            We have also examined the originals or copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

            We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States, including the statutory provisions, all applicable provisions of Nevada law and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

            Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth herein, we are of the opinion that the Registered Shares have been, or will be, duly authorized by all requisite corporate action and are, or will be, legally issued, fully paid and non-assessable under Nevada law, including the statutory provisions, all applicable provisions of Nevada law and all reported judicial decisions interpreting those laws.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ W.L. Macdonald Law Corporation
On the behalf of
W.L. Macdonald Law Corporation